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                                                                    Exhibit 99.3

             [Letterhead of Credit Suisse First Boston Corporation]

Board of Directors
AK Steel Holding Corporation
703 Curtis Street
Middletown, Ohio 45043

Members of the Board:

   We hereby consent to the inclusion of our opinion letter to the Board of Directors of AK Steel Holding Corporation ("AK Holding") as Annex C to the Joint Proxy Statement/Prospectus of AK Holding and Armco Inc. ("Armco") relating to the proposed merger transaction involving AK Steel Corporation and Armco and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinion of AK Holding's Financial Advisor" and "THE MERGER-- Opinion of AK Holding's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          /s/ Credit Suisse First Boston
                                          Corporation

New York, New York
June 30, 1999